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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE


             PHOTOGEN TECHNOLOGIES FORMS JOINT VENTURE WITH ELAN TO
          ADVANCE COMPREHENSIVE, NON-SURGICAL APPROACH TO DETECTION AND
                     TREATMENT OF CANCER IN THE LYMPH NODES

   PHOTOCHEMICAL TECHNIQUES MAY OFFER NON-INVASIVE ALTERNATIVE FOR DETECTION,
        DIAGNOSIS AND TREATMENT; PHASE II HUMAN TRIALS SET FOR NEXT YEAR


KNOXVILLE, Tenn., Nov. 2, 1999 -- Photogen Technologies Inc. (OTC BB: PHGN) today announced a joint venture with Elan Corporation, plc ("Elan") to develop and commercialize nanoparticulate diagnostic imaging agents for the detection and treatment of cancer that has spread to patients' lymph nodes.

The goal of the joint venture is to develop a treatment that would more than halve the number of lymph node surgeries by precisely locating the nodes where cancer has spread and at the same time, if necessary, treating the affected lymph nodes in one all-inclusive, non-invasive procedure.

Each company is contributing significant intellectual property and know-how to the venture. Photogen's contribution includes knowledge relating to lymphography accessed through recent acquisition and licensing agreements with Alliance Pharmaceuticals and Massachusetts General Hospital (see Photogen press release dated Oct. 26, 1999). Elan, through its drug delivery division Elan Pharmaceutical Technologies, is contributing its NanoCrystal-TM- stabilized nanoparticulate formulation technology to develop the diagnostic imaging agents. Phase II human trials with the venture's lead candidate are expected to begin in 2000. Elan will provide Photogen with a credit facility to fund its share of the development costs of the joint venture. In addition, Elan has purchased $6 million of Photogen's common stock as part of the agreement.

"This corporate venture with Elan in the field of lymphography will enable us to redouble our efforts in bringing to market non-invasive methods for determining how much cancer a patient has and how far it has spread," said John Smolik, president and CEO of the Knoxville, Tenn.-based biotech firm.

"With our approach, we believe we can significantly reduce the number of lymph node surgeries used to determine the spread of cancers, including melanoma and cancers of the breast, prostate, lung, and head and neck."


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Eugene Cooper, Executive Vice President Research and Development at Elan
Pharmaceutical Technologies added, "Elan's NanoCrystal-TM- technology has significant application in the field of diagnostic imaging. We are delighted to have the opportunity to combine this technology with the know-how and expertise of Photogen, a leader in the emerging field of photodynamic therapy, to help advance the detection and treatment of diseases of the lymph node."

Background on Lymphography

Lymphography is a procedure following the diagnosis of cancer that is used to determine if a patient's cancer has spread to the lymph nodes. The presence or absence of cancer in the sentinel lymph node, is an indication of the seriousness of a cancer and the ability to cure it. Under current treatment programs, a malignant node or a node that is suspected of containing cancerous cells must be surgically removed.

Early lymphography methods required injecting relatively unsafe oily contrast agents into surgically isolated lymphatic vessels. More recent technologies involve injecting blue dye and radioactive particles near the tumor and tracking the materials to the general area of the sentinel node, which can then be biopsied for evaluation and if needed, surgically removed.

Using the venture's technology, sentinel nodes will be precisely and safely located by injecting a small amount of nanoparticulate contrast material. Due to the particular physicochemical properties of these materials, they concentrate within the lymph nodes, and reveal affected areas where cancer has spread using computed tomography (CT) or magnetic resonance imaging (MRI). In most cases, the image may provide enough information to determine the advancement of the cancer and in the future, may also be used to monitor the results of cancer treatment and detect recurrence.

The venture expects to take its technology one step further by combining the contrast materials with a safe radiosensitizer that dramatically reduces tumor cells when exposed to low-level radiation. Combining the two non-invasive activities may provide an "all inclusive" treatment that would locate, diagnose and treat the lymph nodes in one simple procedure -- including those nodes that contain only a few cancerous cells that might otherwise escape detection.

Photogen Technologies, Inc. is a development-stage company focused on creating photodynamic-related healthcare products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using light energy from lasers and X-rays to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes.


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These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease. Photogen's proprietary technology is covered under existing U.S. patents and additional pending applications in the U.S. and worldwide. The company has no products or operating revenues at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

Media Contacts: Hilary Kaye or Joan Murray at Hilary Kaye Associates (714) 426-0444 (PST)


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